                        MISCELLANEOUS SERVICES AGREEMENT

This Miscellaneous Services Agreement (the "Services Agreement") is made as of the 5th day of February, 1992, by and between Midland Savings Bank FSB, a federal stock association having its principal office at 606 Walnut Street, Des Moines, Iowa 50309 ("Midland") and Central Life Assurance Company, an Iowa corporation having its corporate offices at 611 Fifth Avenue, Des Moines, Iowa 50309 ("Central").

WHEREAS, in the course of the operation and administration of the business of Midland, Midland will require certain services by Central; and

WHEREAS, Central is prepared to provide such services to Midland on the basis described in this Services Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Central and Midland do hereby agree as follows:

ARTICLE I. SERVICES TO BE PROVIDED

SECTION 1.01. For a period of up to twelve (12) months after the Effective Date as defined below (hereinafter referred to as the "Service Period") and from month to month thereafter until terminated in accordance with the provisions contained in Article V hereof, Central shall provide Midland with comprehensive internal audit services, including those services described below:

     (a) Perform risk assessment in order to risk rate each area subject to audit and to rank in priority order.

     (b) Prepare annual audit plan as recommended by the Director of Internal Audit and approved by Midland's Audit Committee to assure areas of highest risk receive adequate review and analysis.

     (c) Provide internal audit services with respect to each of the areas described in the Services Schedule attached to this Services Agreement in accordance with generally accepted auditing standards.

     (d) Assure adequate resources are available to perform required procedures.

SECTION 1.02. The parties agree that any ancillary or support services necessary to or, in the usual and customary manner and the normal course of business, associated with the specific services described in this Services Agreement shall be deemed to be included in, and governed by, this Services Agreement unless specifically excluded.

SECTION 1.03. The parties agree that on forty-five (45) days' prior written notice to Midland, Central may modify the services described in this Services Agreement, provided that:

     (a) Such modified services shall be equivalent to or better than the services being replaced; and

     (b) Midland consents to the modified services, its consent not to be unreasonably withheld.

SECTION 1.04. The parties agree that Central may provide the services described in this Services Agreement through employees of Central or through employees of Midland (other than those of the Director of Internal Audit) or any combination thereof.

SECTION 1.05. The parties agree that audit findings and status reports on adherence to the audit plan shall be furnished by the Director of Internal Audit to Midland's Audit Committee periodically.

SECTION 1.06. The parties agree that all documentation relating to the services provided under this Services Agreement, regardless of who provides the services, will be considered records of Midland and subject to regulatory confidentiality requirements and open to examination by the appropriate employees and agents of Midland. This documentation shall be available for examination by the appropriate regulatory agencies.

ARTICLE II. ADEQUATE STAFF AND FACILITIES

SECTION 2.01. During the Service Period and any Extension Period, Central shall employ a qualified Director of Internal Audit to perform his or her responsibilities under this Services Agreement. The Director of Internal Audit will maintain his or her office at Central.

SECTION 2.02. During the Service Period and any Extension Period, Central shall maintain adequate staff, support services and facilities as may be necessary to perform its responsibilities under this Services Agreement. The internal audit staff shall report to the Director of Internal Audit and the Director of Internal Audit shall manage and coordinate the services to be performed under this Services Agreement with Midland's Audit Committee. Midland may request Central to utilize employees of Midland as members of the internal audit staff. If Midland so requests, these Midland employees shall be subject to approval by the Director of Internal Audit and shall report to, be supervised by, and take direction from the Director of Internal Audit. In the event the Director of Internal Audit determines that Midland's employees do not constitute an adequate internal audit staff necessary to perform Central's responsibilities under this Services Agreement, Midland agrees that it will either employ replacement or additional qualified internal audit staff members or permit qualified employees of Central to perform such services. If the parties mutually agree, Midland's current internal audit staff consisting of three full time employees may be transferred to Central and become full time employees of Central.

ARTICLE III. RESPONSIBLE PERSONS

SECTION 3.01. Central and Midland each shall appoint in writing one or more individuals who shall serve as contact persons for purposes of the carrying out of this Services Agreement. Such contact persons shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Services Agreement.

ARTICLE IV. COMPENSATION

SECTION 4.01. In connection with the services to be performed under this Services Agreement, Midland shall compensate Central as set forth on this
Article IV.

SECTION 4.02. To the extent services under this Services Agreement are performed by current or future employees of Central (other than those services performed personally by the Director of Internal Audit), the parties agree that Midland shall pay to Central an hourly fee for hours spent by each Central employee providing services to Midland under this Services Agreement equal to the hourly fee set opposite that individual's name on a Fee Schedule to be attached to this Services Agreement and initialed by both parties.

These fees may be revised periodically as agreed to by both parties and Central employees added and deleted as agreed to by both parties, in both instances by attaching a revised Fee Schedule initialed by both parties. Fees will be set at an amount sufficient to reimburse Central for the compensation, employee benefits, housing and related support and management services provided to each such employee by Central plus a charge of 10% of such amounts as a contribution to unallocated corporate overhead. The base charge will be determined in a manner similar to the manner other internal transfer charges are determined at Central, such as hourly fees for data processing application development services.

SECTION 4.03. To the extent services under this Services Agreement are performed by current or future employees of Midland, the parties agree that Midland shall not be required to pay all compensation therefor to Central; however Midland shall be solely responsible for all compensation, employee benefits, housing and related support and management services for such Midland employees, except direction provided to Midland employees under the provisions of Section 2.02 hereof.

SECTION 4.04. Midland also agrees to pay an allocable portion of the compensation, employee benefits, housing and related support and management services provided to the Director of Internal Audit as compensation for the management services of the Director of Internal Audit. Midland's Audit Committee and the Director of Internal Audit will prepare a budget of estimated time that the Director of Internal Audit will devote for services under this Services Agreement in behalf of Midland which include a prorata portion of time spent by the Director of Internal Audit on administrative duties and professional development. The Director of Internal Audit will maintain time records to substantiate the amount of time expended in connection with services under this Services Agreement for Midland and services performed for other affiliates of Midland and Central. Compensation for the Director of Internal Audit shall be adjusted periodically to reflect any differences between the budget and the time records of the Director of Internal Audit.

SECTION 4.05. Bills shall be rendered within fifteen (15) business days after the first day of the month and payment shall be remitted within fifteen (15) business days after receipt of a proper bill. Adjustments for errors on previous billings and for a final settlement shall be made no more than sixty (60) days after this Services Agreement terminates. If Midland determines that the services performed by Central employees fail to comply with the requirements of this Services Agreement or that billings are in excess of those provided for in this Services Agreement, Midland shall be authorized to withhold payment until the work has been remedied or the billings substantiated or adjusted appropriately.

ARTICLE V. TERM AND TERMINATION

SECTION 5.01. Unless this Services Agreement is otherwise terminated according to its provisions, Central shall be obligated to provide, and Midland shall be obligated to pay for, the services described in this Services Agreement during the Service Period and any Extension Period.

SECTION 5.02. The parties may agree by mutual written consent to extend the Service Period for either a definite or an indefinite period (hereinafter referred to as an Extension Period").

SECTION 5.03. Except as otherwise provided in this Services Agreement during the Service Period or any Extension Period either Central or Midland may terminate this Services Agreement as to all its respective services, or may terminate any specific services provided hereunder, upon sixty (60) days' prior written notice to the other party.

SECTION 5.04. This Services Agreement, or any service provided hereunder, may be terminated or substantially reduced at any time by mutual consent of the parties. The termination of any one or more of, but less than all, the services provided hereunder by Central shall not be deemed to terminate this Services Agreement in its entirety.

SECTION 5.05. Except as may be otherwise provided, the parties acknowledge that the services provided under this Services Agreement shall be performed in Des Moines, Iowa.

ARTICLE VI. MISCELLANEOUS

SECTION 6.01. This Services Agreement is the complete and exclusive statement of the agreement between the parties and supersedes all prior agreements and representations between them relating to the subject matter of this Services Agreement. Amendments to this Services Agreement shall not be effective unless in writing and signed by the duly authorized representative of the party against whom enforcement of the amendment is sought.

SECTION 6.02. Any notice or other communication given pursuant to this Agreement shall be given in writing to the other party at the address stated herein or at such other address as such party shall specify by notice hereunder. Such notice shall be conclusively deemed to be served when delivered personally or three (3) calendar days after sending by registered mail or one (1) business day after sending by cable or telex or similar electronic means.

SECTION 6.03. This Services Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

SECTION 6.04. No delay or failure by either party to exercise any of its rights or remedies hereunder shall operate as a waiver thereof. Each party shall reimburse the other party for all expenses, including reasonable attorneys' fees, incurred by the other party in exercising any of its rights or remedies hereunder, or resulting from any default by the reimbursing party. Nothing herein contained is intended to confer upon any person, other than the parties and their respective permitted successors, and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Services Agreement.

ARTICLE VII. EFFECTIVE DATE

SECTION 7.01. This Services Agreement shall be come effective February 5, 1992.

IN WITNESS WHEREOF, the parties have executed this Services Agreement effective as of the day and year first above written.


                                        CENTRAL LIFE ASSURANCE COMPANY

                                        By /s/ DT Doan
                                           ------------------------------------
                                           DT Doan, Executive Vice President -
                                           Corporate


                                        MIDLAND SAVINGS BANKS FSB

                                        By /s/ Randall C. Bray
                                           -----------------------------------
                                           Randall C. Bray, President

                                SERVICES SCHEDULE

SUMMARY OF AREAS SUBJECTED TO INTERNAL AUDITING

 1.  Branch Office Operations

 2.  Cash in Banks

 3.  Cash Items, Proof and Transit, and Items in Transit

 4.  Investment Securities

 5.  Single-family mortgage lending

 6.  Commercial Loans of all Types

 7.  Consumer and Credit Card Loans

 8.  Allowance for Loan Losses

 9.  Other Real Estate Owned

10.  Deferred Debits, Prepaid and Other Assets

11.  Fixed Assets

12.  Retail Consumer Deposits

13.  Advances from the FHLB

14.  Other Borrowings

15.  Accounts Payable, Deferred Credits, and Accrued Expenses

16.  Travelers Checks, Savings Bonds, and Charged-off Loans

17.  Income and Expense accounts